Exhibit 99

Z Trim Holdings Receives Deficiency Letter from American Stock Exchange; Undertakes Comprehensive Corrective Action
Thursday August 23, 2007

MUNDELEIN, Ill., August 23, 2007 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), reported today that by letter received August 17, 2007, the American Stock Exchange (“Amex”) notified Z Trim Holdings, Inc. (the “Company”) that the staff of the Amex has determined that the Company is not in compliance with certain of Amex’ continued listing standards.   The letter constitutes a “Deficiency Letter” pursuant to Section 1009 of the Amex Company Guide (the “Guide”). Amex has provided the Company the opportunity to submit a compliance plan to resolve the deficiencies.  Amex has not initiated a de-listing procedure or suspended trading in the Company’s common stock.

“The findings by Amex in their recent letter to us has been very helpful,” says Brian Israel, chairman of Z Trim's Audit Committee.  “As the company matures, we are systematically undertaking strategic changes in leadership, policies, resource allocation and product marketing.  In turn, we expect improved performance in all areas to fulfill Z Trim's potential.”

The Amex staff specifically found the following deficiencies:

•
Failure to report in the Company’s filings with the Securities and Exchange Commission (“SEC”) that certain officers and directors of the Company had failed to timely and/or completely file certain of their SEC Forms 3, 4 and 5, in violation of Sections 134 and 1101 of the Guide.  The Amex staff noted approximately 30 instances involving a total of 9 reporting persons over the past 5 years that Forms 3, 4 or 5 were not completely or timely filed.

•	Failure by the Company’s board of directors to subject a certain related party transaction to review by the Audit Committee, in violation of Section 120 of the Guide.
•
Granting certain stock options in a manner that is contrary to the terms of the Company’s stock option plans, in violation of Section 711 of the Guide.  Specifically, the Amex staff noted 17 stock option grants for an aggregate of 1,825,000 shares where the exercise price was lower than the fair market value on the date of grant, and two stock option grants for an aggregate of 1,605,000 shares to the Company’s then CEO with an exercise price equal to the fair market value on the date of grant as opposed to 110% of fair market value as required by the Company’s stock incentive plans.

•
Failure to properly account for the stock option grants with exercise prices below fair market value by recording non-cash compensation charges on its income statements for the applicable periods, in violation of Sections 134 and 1101 of the Guide.

•	Failure to provide certain information to the Amex that was reasonably requested, in violation of Section 132(e) of the Guide.
•
In light of the foregoing deficiencies, that the Company has internal control weaknesses that resulted in the Company and/or its management engaging in operations which, in the opinion of the Amex, are contrary to the public interest, in violation of Section 1003(f)(iii) of the Guide.

Prior to receiving the Deficiency Letter, the Company had already taken the following actions to address many of the concerns that ultimately were described in the Deficiency Letter:

•	Began the process of engaging a third-party consulting firm to audit the Company’s internal controls and procedures and recommend best practices.
•	Updated its policies and procedures with respect to approval of equity-based compensation and grants.
•	Updated its policies and procedures with respect to SEC reporting and compliance.

The Company is in the process of reviewing the Amex staff’s findings.  In response to the Deficiency Letter, and as specifically directed by the Deficiency Letter, the Company will undertake the following additional actions:

•
Correspond with the Company’s officers, directors and 10 percent or greater shareholders requesting that they file any and all delinquent Forms 3, 4 or 5 as soon as possible but no later than September 16, 2007, and assist those persons with completing such forms.

•
Prepare and submit to Amex no later than September 17, 2007 a compliance plan detailing the actions the Company has taken and will take in order to address the deficiencies, which plan will provide for the completion of all corrective action no later than December 17, 2007.

•
Provide Amex with a copy of the third-party consultant’s report within 10 days of the Company’s receipt, as well as an explanation of any the third-party recommendations that the Company elects not to implement.

•	Undertake a comprehensive review and reconciliation of all of the Company’s corporate records, transfer agent records and public disclosures relating to stock options from 2002 to the present.
•
Conduct a quantitative and qualitative analysis of the findings of the audit and review processes outlined above and make a determination as to whether any of the Company’s SEC filings or financial statements should be amended or restated, and to disclose the determinations on a follow-up Form 8-K as soon as possible but in no event later than October 23, 2007.

•	Provide the Amex staff with a report of the Company’s analysis and determinations.
•	Amend or restate any SEC filings or financial statements to the extent the Company concludes it should do so.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this release. Those risks and uncertainties include, but are not limited to, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, management's significant ownership of our common stock, our reliance on our intellectual property, and the potential negative effects of manipulation in the trading of our common stock. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

Contact:	Brian Chaiken
Voice:	847-549-6002
Email:	brianc@ztrim.com